EXHIBIT 16TO FORM 8-K




May 15, 1998


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth St., N.W.
Washington, DC 20549

Gentlemen:

We have read the matters reported pursuant to item 304(a) of the Regulation S-K included in Item 4 of Form 8-K dated May 18, 1998 of Cendant Corporation and are in agreement with the statements contained in paragraphs (i), (ii), the first sentence of paragraph (iv) and paragraphs (v) and (vi) on Pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Ernst & Young LLP